EXHIBIT 3.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
DirectView Holdings,Inc.

The corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DirectView Holdings, Inc. whose Resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Fourth so that, as amended, said Article shall be and read as follows:

The Corporation is authorized to issue One Hundred and Five Million Shares of capital stock (105,000,000), consisting of One Hundred Million,(100,000,000) shares of Common Stock, par value $.0001 per share, and Five Million shares (5,000,000) of Preferred Stock with $.0001 par value per share, The board Of directors is authorized, subject to limitations: prescribed by law and the provisions hereof, to provide for the Issuance from time to time of preferred stock In one or more series, and by filing a Certificate pursuant to ss.151 of the DGCL, as amended and supplemented from time to time, to establish the number of shares to be Included In each such series and to fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the board shall include, but not be limited to, the power to provide for the issuance of shares of any series of preferred stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted In favor of the of the amendment.

THIRD: That  said amendment was duly adopted In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this

20th day of February, 2007,

By: /s/ Roger Ralston
Authorized Officer

Title: CEO/ Chairman of the Board
Name; Roger Ralston